EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CardioDynamics International Corporation:

We consent to the use of our reports dated February 28, 2005, with respect to the consolidated balance sheet of CardioDynamics International Corporation as of November 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows and financial statement schedule for each of the years in the two-year period ended November 30, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

May 18, 2006